                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                         MORRISON KNUDSEN CORPORATION
                            A Delaware Corporation
                        Commission File Number 1-12054

--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--APRIL 14, 2000

To the Stockholders of Morrison Knudsen Corporation:

  The Annual Meeting of Stockholders of Morrison Knudsen Corporation, a Delaware corporation (the "Company"), will be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard in Boise, Idaho, on Friday, April 14, 2000, at 10:00 a.m., local time, for the following purposes:

  1. To elect eight directors to terms expiring at the Annual Meeting of Stockholders in 2001.

  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 1, 2000.

  3. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 7, 2000, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. In order to ensure your representation at the meeting, please complete the enclosed proxy and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States.

  All stockholders are cordially invited to attend the Annual Meeting.

  Dated: March 10, 2000

                                     BY ORDER OF THE BOARD OF DIRECTORS
                                     Morrison Knudsen Corporation
                                     Stephen G. Hanks
                                     Executive Vice President, Chief Legal
                                     Officer and Secretary

                               ----------------

  The Company's 1999 Annual Report is being mailed to stockholders and accompanies these proxy materials. The Annual Report contains financial and other information about the Company, but is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting materials.

                            MORRISON KNUDSEN PLAZA
                              720 PARK BOULEVARD
                              BOISE, IDAHO 83712

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 14, 2000

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Morrison Knudsen Corporation, a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard in Boise, Idaho, on Friday, April 14, 2000, at 10:00 a.m., local time, and at any postponement or adjournment thereof (the "Annual Meeting"). Any proxy delivered pursuant to this solicitation may be revoked by the person giving it at any time prior to the exercise thereof (i) by filing a duly executed revocation instrument with the Secretary of the Company, (ii) by delivering a duly executed proxy bearing a later date or (iii) by appearing at the Annual Meeting and voting in person.

  This Proxy Statement and the related proxy are first being mailed to stockholders commencing on or about March 10, 2000.

Voting Rights and Vote Required

  The holders of record of shares of the Company's common stock (the "Common Stock") at the close of business on March 7, 2000 (the "Record Date"), are entitled to vote such shares at the Annual Meeting. On the Record Date, 52,349,872 shares of Common Stock were outstanding and entitled to vote. The holders of shares representing a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. A quorum is necessary in order to transact business at the Annual Meeting.

  Each share of Common Stock is entitled to one vote on all matters properly brought before the Annual Meeting. The nominees for election as directors receiving the greatest number of votes cast at the Annual Meeting will be elected whether or not any one of them receives a majority of the votes so cast. Approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors and any other matter properly brought before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of voting stock represented at the Annual Meeting and entitled to vote on such matters. Abstentions and broker nonvotes with respect to any other matter brought to a vote at the Annual Meeting will be treated as shares not represented and not entitled to vote with respect to such matter and, therefore, will have no effect on the outcome of the vote on such matter.

Voting of Proxies

  The shares of voting stock represented by all duly executed proxies received in time for the Annual Meeting will be voted in accordance with the directions given by the stockholder executing the same. If no such directions are given, the shares represented by such proxies will be voted (i) FOR each of the nominees named herein, or their respective substitutes, as directors and (ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 1, 2000.

  The Company knows of no business to be brought before the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters of which the Company is not now aware are properly brought before the Annual Meeting, the shares of voting stock represented by all duly executed proxies will be voted on such matters in accordance with the discretion of persons named as proxies therein.

Tabulation and Confidential Voting

  Pursuant to the policies of the Company, representatives of Norwest Bank Minnesota, N.A. have been appointed to serve as independent Inspectors of Election to supervise the voting of shares at the Annual Meeting. The Inspectors of Election will decide all questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes. None of the Inspectors of Election is an officer, employee or stockholder of the Company. In addition, the Company has engaged Norwest Bank Minnesota, N.A. to receive, inspect, tabulate and maintain the confidentiality of proxies. The votes of stockholders will be held in confidence except (i) when disclosure is mandated by law, (ii) in the case of a contested election or vote of stockholders or (iii) when a stockholder expressly requests otherwise.

Historical Information

  On September 11, 1996 (the "Merger Date"), the Company acquired the engineering and construction business of Morrison Knudsen Corporation, a Delaware corporation ("Old MK"), in a transaction structured as a merger of Old MK with and into the Company (the "Merger" and "Restructuring"); and the Company changed its name to Morrison Knudsen Corporation.

  On March 22, 1999, the Company, teaming with British Nuclear Fuels plc ("BNFL"), acquired the Westinghouse Government and Environmental Services Company and Energy Systems Business Unit from CBS Corporation (the "Westinghouse Acquisition").

                           BUSINESS TO BE TRANSACTED

1. ELECTION OF DIRECTORS.

  The directors of the Company are elected annually to serve until the next annual meeting of the stockholders and until their respective successors are elected. Eight directors are to be elected at the Annual Meeting.

  In accordance with the recommendation of the Nominating Committee, the Board of Directors of the Company has nominated David H. Batchelder, Leonard R. Judd, Robert S. Miller, Jr., Dorn Parkinson, Terry W. Payne, John D. Roach, Dennis R. Washington and Thomas H. Zarges for election as directors for one-year terms to expire at the annual meeting of the Company's stockholders in 2001, and until their successors are duly elected and qualified. Each of the nominees currently serves as a director.

                          Principal Occupation and Business
                                      Experience                       Director
        Name                   for Previous Five Years             Age  Since
 ------------------- -------------------------------------------   --- --------
 David H. Batchelder Chairman and Chief Executive Officer of        50   1993
                     Batchelder & Partners, Inc. (investment
                     advisory and consulting firm) and Managing
                     Member of Relational Investors LLC (general
                     partner of active investment fund), San
                     Diego, California. Mr. Batchelder also
                     serves as a director of Apria Healthcare
                     Group, Inc., ICN Pharmaceuticals, Inc. and
                     Nuevo Energy Company.

 Leonard R. Judd     Retired. Formerly consultant for and          60    1993
                     Director, President and Chief Operating
                     Officer of Phelps Dodge Corporation (copper
                     mining and manufacturing), Phoenix,
                     Arizona. Mr. Judd also formerly served as
                     President of Phelps Dodge Mining Company.
                     Mr. Judd also serves as a Director of
                     Southwest Gas Corporation.

                           Principal Occupation and Business
                                       Experience                      Director
         Name                   for Previous Five Years            Age  Since
 --------------------- -----------------------------------------   --- --------
 Robert S. Miller, Jr. Vice Chairman of the Board. Advisor to       58   1996
                       Aetna, Inc. (health benefits and
                       insurance and financial services),
                       Hartford, Connecticut. Mr. Miller
                       formerly served as President of Reliance
                       Group Holdings, Inc. (fire, marine and
                       casualty insurance), New York, New York;
                       Chairman and Chief Executive Officer of
                       Waste Management, Inc. (environmental
                       services), Houston, Texas; Acting Chief
                       Executive Officer of Federal-Mogul Corp.
                       (motor vehicle parts and accessories),
                       Detroit, Michigan; and Chairman of Old
                       MK. Mr. Miller also serves as a Director
                       of Federal-Mogul Corp., Pope & Talbot,
                       Inc., Symantec Corp. and Waste
                       Management, Inc.

 Dorn Parkinson        Vice Chairman of the Board. Chairman of      53   1993
                       and consultant to Washington
                       Corporations/1/ (interstate trucking and
                       repair and sale of machinery and
                       equipment), Missoula, Montana.
                       Mr. Parkinson formerly served as
                       President of Washington Corporations.

 Terry W. Payne        Chairman and owner of Terry Payne & Co.,     58   1993
                       Inc. (insurance and bonding), Missoula,
                       Montana. Mr. Payne also serves as a
                       Director of Washington Corporations and
                       First Interstate Bank--Montana, as well
                       as a Director and President of Hoiness
                       LaBar Insurance Co., Inc.

 John D. Roach         Chairman, President and Chief Executive      56   1996
                       Officer of Builders FirstSource (building
                       products) and BSL Holdings, Inc.
                       (building products), Dallas, Texas. Mr.
                       Roach formerly served as Chairman,
                       President and Chief Executive Officer of
                       Fibreboard Corporation (building
                       products), Dallas, Texas. Mr. Roach also
                       serves as a Director of PMI Group, Inc.

 Dennis R. Washington  Chairman, President and Chief Executive      65   1996
                       Officer of the Company. Mr. Washington is
                       also founder and principal shareholder of
                       Washington Corporations/1/ (interstate
                       trucking and repair and sale of machinery
                       and equipment), Missoula, Montana, and is
                       founder and/or principal stockholder or
                       partner in entities, the principal
                       businesses of which include rail
                       transportation, shipping, barging and
                       ship assist, mining, heavy construction,
                       environmental remediation and real estate
                       development. Mr. Washington's principal
                       business is to make, manage and hold
                       investments in operating entities.

 Thomas H. Zarges      Executive Vice President of the Company      51   1999
                       and President and Chief Executive Officer
                       of MK Engineers and Constructors Group.
                       Mr. Zarges was formerly Senior Vice
                       President and President of the Company's
                       Engineering and Construction Group and
                       formerly Senior Vice President of
                       Operations of Old MK.

--------
/1/ Washington Corporations and other entities controlled by Dennis R.
   Washington may be deemed to be affiliates of the Company.

                 The Board of Directors recommends a vote FOR the election of all the nominees named above.

  There were nine meetings of the Company's Board of Directors held during the Company's fiscal year ended December 3, 1999 ("fiscal year 1999"). All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which such persons served during fiscal year 1999, with the exception of Mr. Parkinson who was unable to attend certain Board and Committee Meetings.

Audit Committee

  The Audit Committee of the Company's Board of Directors recommends to the Board of Directors the independent auditors to serve the Company and reviews with the auditors and management and approves the scope and results of audits and the adequacy of the Company's system of internal controls. The Audit Committee also reviews and approves the annual report, auditors' fees and non-audit services to be provided by the independent auditors. The Audit Committee meets at such times as may be deemed necessary by the Board of Directors or the Audit Committee. Four meetings of the Audit Committee were held during fiscal year 1999. The members of the Audit Committee are Messrs. Judd (Chairman), Miller, Parkinson and Roach.

Compensation Committee

  The Compensation Committee of the Company's Board of Directors reviews and recommends to the full Board of Directors the compensation of the principal officers and approves compensation for key executives of the Company. Although the Board of Directors administers the Company's executive compensation and benefit plans, the Compensation Committee reviews such compensation and makes recommendations to the Board of Directors with respect thereto. The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. Five meetings of the Compensation Committee were held during fiscal year 1999. Members of the Compensation Committee are Messrs. Batchelder (Chairman), Judd, Parkinson and Roach.

Compensation Subcommittee

  In 1997, the Compensation Committee established a subcommittee (the "Subcommittee") of outside directors, as defined in Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)"), to allow for the tax deductibility of performance-based compensation awarded to the Chief Executive Officer and the four most highly compensated executive officers of the Company who are serving at the end of each fiscal year (the "Covered Employees"). The Subcommittee establishes and administers performance-based compensation, as defined in Section 162(m), and the performance goals related to such compensation. The Subcommittee met three times during fiscal year 1999. Members of the Subcommittee are Messrs. Judd and Roach.

Compensation Committee Interlocks and Insider Participation

  From time to time, Batchelder & Partners, Inc., an investment advisory and consulting firm ("BPI"), of which Mr. Batchelder is Chairman and Chief Executive Officer, is engaged by the Company to act as financial advisor to the Company with respect to potential acquisitions and divestitures pursuant to written engagement agreements. Such agreements traditionally include reimbursement of reasonable out-of-pocket expenses and payment by the Company of a success fee based upon the transaction value, payable upon completion of the transaction. Some engagement agreements for larger potential transactions also may include payment of a retainer fee. The potential acquisitions and divestitures, including the specific details of the engagement agreements between the Company and BPI, generally are subject to strict confidentiality agreements.

  In 1998, BPI entered into an engagement agreement with the Company with respect to the Westinghouse Acquisition, which was completed on March 22, 1999. Pursuant to the agreement, the Company paid BPI a success fee of $474,740 in fiscal year 1999.

  Pursuant to other engagement agreements entered into during fiscal year 1999, the Company paid BPI $50,000 in retainer fees and $42,752 for expenses and agreed to amend certain Warrant Certificates with respect to 107,727 shares of the Company's Common Stock issued to certain principals of BPI pursuant to a Warrant Agreement dated September 11, 1996, to extend the exercise period to March 11, 2003. No success fee, other than the success fee paid in connection with the Westinghouse Acquisition, was paid to BPI during fiscal year 1999 with respect to any engagement agreement.

  In fiscal year 2000, the Company has paid $50,000 to BPI in retainer fees, and may pay BPI additional retainer fees, success fees and reimbursement of expenses, under the terms of engagement agreements that are currently in effect.

Nominating Committee

  The Nominating Committee of the Company's Board of Directors recommends nominees for election to the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors proposed by stockholders for the 2001 annual meeting of stockholders if the following information concerning each nominee is timely submitted by means of a written notice to the Secretary of the Company: (i) as to each person the stockholder proposes to nominate for election as a director: name, age, business address, residence address, principal occupation or employment, class and number of shares of capital stock of the Company beneficially owned by such person and such other information relating to such person as is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") under
Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) as to the stockholder proposing such nominee: such stockholder's name and address and the class and number of shares of capital stock of the Company beneficially owned by such stockholder. To be timely, any such notice must be delivered to or mailed and received at the Company's principal executive offices not less than 50 days nor more than 75 days prior to the 2001 annual meeting of stockholders; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of such meeting is given or made to stockholders, any such notice must be received not later than the close of business on the 15th day following the day on which the notice of the 2001 annual meeting of stockholders is mailed or such public disclosure is made, whichever first occurs. One meeting of the Nominating Committee was held during fiscal year 1999. The members of the Nominating Committee are Messrs. Miller and Payne.

Director Compensation

  Directors of the Company who are not also officers or employees of the Company (the "Non-Employee Directors") are paid an annual retainer fee of $22,000, plus $1,000 for each day of attendance at a Board of Directors meeting and $750 for each standing committee meeting attended, except if such committee meeting is held on the same day as a meeting of the full Board. Committee chairmen receive an additional $4,000 per year.

  Non-Employee Directors are permitted, under the Morrison Knudsen Corporation Amended and Restated Stock Option Plan (the "Stock Option Plan"), to elect to forgo cash payment of all or a portion of their annual retainer and chairmanship fees and receive stock option grants in lieu thereof. Such election is made annually prior to the commencement of the next fiscal year. The options received by an electing director in lieu of such fees have an exercise price per share equal to 80% of the fair market value of a share of Common Stock on December 1 of the calendar year prior to the scheduled payment of such directors' fees, and the number of shares of Common Stock subject to such option is the number of shares (rounded to the nearest whole share) determined by multiplying the fair market value of a share of Common Stock on such December 1 by .20 and dividing the product into the amount of the directors' fees forgone.

  All Non-Employee Directors made the election to forgo their retainer and chairmanship fees for fiscal year 1999. During fiscal year 1999, the following amounts were earned by members of the Board of Directors: David H. Batchelder
- $15,500 plus 11,084 stock options; Leonard R. Judd - $17,000 plus 11,084 stock options; Robert S. Miller, Jr. - $12,000 plus 11,084 stock options; Dorn Parkinson - $9,500 plus 9,639 stock options; Terry W. Payne - $13,500 plus 9,639 stock options; John D. Roach - $13,000 plus 9,639 stock options; and Dennis R. Washington - $2,000 plus 11,084 stock options. (Mr. Washington's fees were paid and options granted prior to his election as an officer of the Company.) William C. Langley, who retired from the Board in April 1999, earned $1,000 plus 9,639 stock options during fiscal year 1999 as a director of the Company. The exercise price on each of the above options is $8.30.

  In addition, under the 1997 Stock Option and Incentive Plan for Non-Employee Directors, the Board of Directors may, from time to time, grant (i) options to purchase Common Stock and/or (ii) restricted Common Stock. The aggregate amount of all such awards may not exceed 500,000 shares of Common Stock (no more than 100,000 shares of which may be restricted stock) during the term of the plan. No awards were made under the 1997 Stock Option and Incentive Plan for Non-Employee Directors in fiscal year 1999.

  Mr. Washington, in his role as Chairman of the Board of Directors and before his appointment as President and Chief Executive Officer of the Company, was deeply involved in and devoted significant time to the strategic development of the Westinghouse Acquisition, including negotiation of the partnership arrangement with BNFL, negotiations with CBS Corporation and the obtaining of government regulatory approval of the transaction. In recognition of these efforts, the Board voted in January 1999 to grant Mr. Washington an option to purchase

250,000 shares of Common Stock of the Company. The grant became effective on March 22, 1999, the date the Westinghouse Acquisition closed. The exercise price per share of the options is $9.375, representing the fair market value of a share of Common Stock on March 22, 1999. The options will vest in four equal installments on the first four anniversaries of the date of grant.

  The Company's Retirement Policy provides that a Non-Employee Director may continue to serve as a director until the end of the calendar year in which the director reaches his or her 70th birthday.

                              EXECUTIVE OFFICERS

  Certain information with respect to the executive officers of the Company, including all positions held by them with the Company, is set forth below. Executive officers of the Company are elected by the Board of Directors for terms of one year and until their successors are elected and qualified.

                                Position with Company and
                          Business Experience for Previous Five        Officer
          Name                            Years                    Age  Since
 ----------------------- ---------------------------------------   --- -------
 Dennis R. Washington/1/ Chairman, President and Chief Executive    65  1999
                         Officer

 Anthony S. Cleberg/2/   Executive Vice President and Chief         47  1997
                         Financial Officer

 Stephen G. Hanks/3/     Executive Vice President, Chief Legal      49  1996
                         Officer and Secretary

 Roger J. Ludlam/4/      Executive Vice President and President     57  1999
                         and Chief Executive Officer of Morrison
                         Knudsen Contractors Group

 Ambrose L. Schwallie/5/ Executive Vice President and President     52  1999
                         and Chief Executive Officer of MK
                         Government Services Group

 Thomas H. Zarges/6/     Executive Vice President and President     51  1996
                         and Chief Executive Officer of MK
                         Engineers and Constructors Group

 Reed N. Brimhall/7/     Vice President and Controller              46  1999

 Frank S. Finlayson/8/   Vice President and Treasurer               39  1997

 Alvia L. Henderson/9/   Vice President--Human Resources            50  1996

 Leo A. Giacometto/10/   Vice President--Government Affairs         37  1999

--------
 /1/ For certain biographical information regarding Mr. Washington see "Election of Directors."

 /2/ Mr. Cleberg formerly served in various management positions with Honeywell, Inc. (space and aviation, residential and industrial control systems), including Corporate Vice President of Taxes and Vice President of Finance for Space and Aviation Control.

 /3/ Prior to the Merger Date, Mr. Hanks was Executive Vice President, Chief Legal Officer and Secretary of Old MK and served in various other executive and management capacities for Old MK.

 /4/ Mr. Ludlam formerly served as President and Chief Executive Officer of Perini Corporation (general contractor), Park Construction Company (heavy civil contractor) and S. J. Groves & Sons (heavy civil contractor).

 /5/ Mr. Schwallie formerly served as President of Westinghouse Savannah River Company (defense program contract services).

 /6/ Mr. Zarges formerly served the Company as Senior Vice President and President of the Company's Engineering and Construction Group and, prior to the Merger Date, served as President of Old MK's Engineering and Construction Group.

 /7/ Mr. Brimhall formerly served as Vice President of Audit and Government Accounting for the Company. He also formerly served as Secretary and Controller of SCIENTECH, Inc. (energy and telecommunication consulting and technical services) and served in various executive and management positions at Stanford University (educational institution).

 /8/ Mr. Finlayson formerly served the Company as Vice President of Project Finance, and prior to the Merger Date, he served Old MK in various management capacities.

 /9/ Prior to the Merger Date, Ms. Henderson served as Vice President of Human Resources of Old MK.

/10/ Mr. Giacometto formerly served as Chief of Staff for U.S. Senator Burns and as Director of the Montana Department of Agriculture.

                     REPORT OF THE COMPENSATION COMMITTEE
                      ON EXECUTIVE COMPENSATION FOR 1999

General Compensation Policy

  The goals of the Company's compensation program are to align compensation with business objectives and performance and with Company values, and to enable the Company to attract, retain and reward executive officers whose contributions are essential to the long-term success of the Company. The Company's compensation program for executive officers is based upon the following principles:

 . Considerable emphasis is placed upon Company financial results. This emphasis increases in proportion to an executive's level of responsibility within the Company.

 . Total compensation will be competitive and sufficiently flexible to retain and attract the caliber of talent needed to enhance the Company's financial and market performance.

 . Total compensation also will reflect individual performance, contribution, innovation and long-term potential.

  The Company regularly participates in an executive compensation study to compare its pay practices with those of other companies in the engineering and construction industry. The study uses executive compensation data from approximately 30 engineering and construction companies in a comparative analysis of each component of compensation (i.e., base salary, bonus, long-term incentives and total compensation) for executive officers in companies of various sizes. Three primary factors are used in analyzing compensation for each executive operations position: revenue of the Company or business unit, organizational levels from the chief executive officer ("CEO") of the Company and autonomy (i.e., the freedom to act or ability to influence the outcome of major decisions) within the Company. Of these three factors, revenue carries the most weight.

Cash-Based Compensation

  Base Salaries. The Company generally targets base salaries to be competitive in the market. In setting the actual base salary for an individual executive officer, the Company takes into account the comparative base salary data for the officer's position from the compensation study described above and the officer's overall individual performance. Overall individual performance is measured by financial results, compliance with Company policies, adherence to professional ethical standards, degree of responsibility within the Company and level of individual experience. In both setting goals and measuring an executive officer's performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions.

  Two of the four most highly compensated executive officers of the Company, other than the CEO, have employment agreements with the Company that expire at the end of March 2000. The agreements entitle those officers to minimum annual base salaries of $250,000 each. The base salaries for these highly compensated officers for fiscal year 1999, established using the factors described in the preceding paragraph, exceeded the contractual minimums. Therefore, the employment agreements were not a factor in determining the base salaries of those officers.

  Bonuses. The Company has an annual cash bonus plan designed to motivate eligible employees to achieve specific annual growth levels in the Company's net after-tax earnings per share. The bonus plan is simple in design and is tied to pre-defined measurable results. Each year, the Company establishes performance objectives upon which bonuses may be based and establishes target bonus amounts assuming the Company meets those objectives. The percentage of base salary targeted as a bonus amount varies in proportion to the level of the individual executive officer's responsibility within the Company and takes into account the comparative bonus data for that officer from the compensation study described above. The Compensation Committee retains substantial discretion to adjust individual bonus awards up or down from the targeted amounts based upon the actual overall financial performance of the Company, the financial performance of the operating group, if any, to which the individual is assigned and the overall individual performance factors described above. After the end of the Company's fiscal year, the Compensation Committee establishes a bonus pool equal to a specified level of the Company's pre-tax profits if the Company's earnings per share fall within a certain range. The bonus pool may increase to a higher percentage of the Company's pre-tax profits if the Company's earnings per share fall within a higher range. The allocation of a specific bonus amount to an individual executive officer is then determined by starting with the target bonus amount for the Company's level of financial performance and adjusting the amount up or down based upon the financial performance of the operating group, if any, to which the individual is assigned and the overall individual performance factors described above. Generally, if Corporate or group level performance objectives are met, the adjusted bonus falls within a range that runs from 50% to 150% of the target amount.

  On occasion, the Company may pay a signing bonus to a newly hired executive officer if the Compensation Committee determines that such a bonus is necessary and appropriate to attract the caliber of officer needed to accomplish the Company's financial and market goals.

  Long-Term Incentive Awards. In 1999, the stockholders of the Company approved a long-term incentive compensation plan under which cash bonus awards may be paid to key executive officers of the Company if the earnings per share of Company stock exceed certain targeted levels over the two-year period from December 1, 1998 through November 30, 2000. The plan is designed to provide incentives to participating executives to significantly increase stockholder value. Bonuses will be paid only if cumulative earnings per share of the Company's stock exceed $1.77 over the two-year period. The amount of any award is calculated as a percentage of the participant's average annual base salary. The percentage increases on a graduated scale from 0% at cumulative earnings per share of $1.77 to a maximum of 100% at cumulative earnings per share of $2.02. Any award that becomes payable under the plan will be paid in early 2001. The plan is designed to qualify any awards payable under the plan as performance-based compensation that would be excepted from the limitation on deductibility found in Section 162(m). See "Corporate Tax Deduction on Compensation in Excess of $1 Million a Year" below.

Equity-Based Compensation

  The Company maintains a stock option plan designed to provide additional long-term incentives to employees to work to increase stockholder value. The Company also recognizes that a stock incentive program is an important element of a competitive compensation package for its executive officers. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants fixed price stock options to a small group of employees. The size of option awards is determined by the Subcommittee, described under "Corporate Tax Deduction on Compensation in Excess of $1 Million a Year" below, and ratified by the entire Compensation Committee and the Board of Directors.

  In determining the size of an option award for an executive officer, the Subcommittee's primary considerations are the grant value of the award and the performance of the officer measured against the same performance criteria described above under "Cash-Based Compensation." In determining the grant value guidelines for option awards, the Subcommittee uses the same compensation study described above, which employs the Black-Scholes pricing model for assigning prospective values to stock options on the date of grant. The Subcommittee takes into account the comparative data from other publicly traded companies concerning long-term incentive compensation for the given executive position and the percentage of total compensation the Subcommittee believes should be represented by the value of an option grant. In addition to considering the grant value and the officer's performance, the Subcommittee also may consider the number of outstanding unvested options the officer holds and the size of previous option awards to that officer. The Subcommittee does not assign specific weights to these items.

  Corporate Tax Deduction on Compensation in Excess of $1 Million a Year.
Section 162(m), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's CEO or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee's policy is to qualify incentive-based compensation to executive officers for deductibility under Section 162(m) to the extent that the Compensation Committee deems such qualification to be in the best interests of the Company. Accordingly, the Board of Directors has established a Subcommittee of the Compensation Committee, comprised solely of independent outside directors, to approve incentive-based compensation awarded to executive officers of the Company.

CEO Compensation

  Robert A. Tinstman was President and CEO of the Company from September 11, 1996 to February 3, 1999. The Compensation Committee used the same compensation policy described above for all employees to determine Mr. Tinstman's fiscal year 1999 compensation.

  Dennis R. Washington became President and CEO of the Company on February 3, 1999. The Compensation Committee has determined that Mr. Washington's compensation should be exclusively equity-based so that his interests as CEO are directly linked with the interests of the Company's other stockholders. In determining the level of Mr. Washington's compensation, the Subcommittee used the same compensation policy described above for all employees.

  Salary. Mr. Tinstman's base salary reflected a consideration of both competitive forces and the Company's performance. The Compensation Committee did not assign specific weights to these categories. As described under "Cash-Based Compensation" above, the Company participates in a compensation study that compares the various components of compensation for chief executive officers at companies with revenue at the level achieved by the Company. In recommending a salary for Mr. Tinstman, the Compensation Committee took into account the comparative salary data from the compensation study for companies with revenue equal to or exceeding those of the Company and Mr. Tinstman's individual performance. Based upon this analysis and the leadership that Mr. Tinstman demonstrated in meeting the Company's overall financial objectives in 1998, the Compensation Committee recommended, and the Board of Directors approved, that Mr. Tinstman's salary be set at the level that appears in the Summary Compensation Table for 1999.

  Mr. Washington does not currently receive any salary for his services as CEO. However, the Subcommittee did consider the comparative salary data component of total CEO compensation, described above, in determining the level of Mr. Washington's equity-based compensation.

  Bonus. The Company followed the same policy described above to determine Mr. Tinstman's bonus as it does for other executive officers. The Company establishes specific earnings objectives against which actual financial performance may be measured to determine the size of the bonus pool, if any, that will be available for bonus awards. The allocation of a specific bonus amount to an individual officer takes into account individual performance factors and comparative bonus data from the compensation study. Bonuses for a particular fiscal year are calculated and approved within 75 days after the end of the fiscal year.

  As a result of the financial performance of the Company during fiscal year 1998, Mr. Tinstman was awarded a bonus of $258,213 in January 1999.

  Because Mr. Washington's compensation is exclusively equity-based, he did not receive any cash bonus for fiscal year 1999. However, the Subcommittee did consider the comparative bonus data component of total CEO compensation in determining the level of Mr. Washington's equity-based compensation.

  Stock Options. The Company generally followed the same policy described above to determine CEO stock option awards as it does for other executive officers. Stock options are granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of the Company's other stockholders.

  In January 1999, the Subcommittee approved, and the Compensation Committee and Board of Directors ratified, the grant to Mr. Tinstman of an option to purchase 75,000 shares of Common Stock with an exercise price per share equal to the fair market value of a share of the Company's Common Stock on the date of grant. In approving the grant of the option to Mr. Tinstman, the Subcommittee reviewed the grant value guidelines described under "Equity-Based Compensation," evaluated his performance against the criteria described above and considered competitive data from the compensation study showing total compensation for Mr. Tinstman and comparable chief executive officers. Upon Mr. Tinstman's departure from the Company, this option expired without ever becoming exercisable.

  In January 1999, the Board of Directors voted to grant Mr. Washington an option to purchase 250,000 shares of Common Stock, effective on the date of closing of the Westinghouse Acquisition, with an exercise price per share equal to the fair market value of a share of the Company's Common Stock on the date of closing of the Westinghouse Acquisition ($9.375 per share). This option, which vests in four equal installments on each of the first four anniversaries of the date of grant, was granted in recognition of Mr. Washington's deep involvement in the strategic development of the Westinghouse Acquisition before he became CEO, including negotiation of the partnership arrangement with BNFL, negotiations with CBS Corporation and the obtaining of government regulatory approval of the transaction.

  In April 1999, the Subcommittee approved, and the Compensation Committee and Board of Directors ratified, the grant to Mr. Washington of an option to purchase 2,000,000 shares of Common Stock with an exercise price per share equal to the fair market value of a share of the Company's Common Stock on the date of grant, which was $10.25 on April 8, 1999. This option vests in its entirety on the third anniversary of the date of grant. In approving the grant of this option to Mr. Washington, the Subcommittee reviewed the grant value guidelines described under "Equity-Based Compensation," considered the desirability of linking Mr. Washington's entire compensation directly with the interests of the Company's other stockholders and considered competitive data from the compensation study showing total compensation for comparable chief executive officers.

                                     David H. Batchelder, Chairman
                                     Leonard R. Judd
                                     Dorn Parkinson
                                     John D. Roach

                        COMPANY STOCK PERFORMANCE GRAPH

  Rules adopted by the SEC require that the Company include in this Proxy Statement a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the Standard & Poor's ("S&P") 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. A list of the companies selected by the Company as a peer group index follows the graph below:



                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
   AMONG MORRISON KNUDSEN CORPORATION, PEER GROUP, INDEX AND S & P 500 INDEX

                                MORRISON
Measurement period              KNUDSEN       PEER
(Fiscal Year Covered)         CORPORATION     GROUP     S & P 500
---------------------         -----------    --------   ---------
11/94                           $   100      $   100     $   100
11/95                           $   131      $   138     $   137
11/96                           $   206      $   141     $   175
11/97                           $   226      $   103     $   225
11/98                           $   220      $   109     $   278
11/99                           $   199      $    89     $   337



Peer Group: Arch Coal, Inc.; Fluor Corporation; Foster Wheeler Corporation; Granite Construction Incorporated; Harding Lawson Associates Group, Inc.; ICF Kaiser International, Inc.; The IT Group, Inc.; Jacobs Engineering Group Inc.; Michael Baker Corp.; Perini Corporation; Stone & Webster, Incorporated; Roy F. Weston, Inc.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table summarizes all plan and non-plan compensation awarded or paid to, or earned by, each of the Named Executives (all individuals who acted as the chief executive officer during the last fiscal year and the other four most highly compensated executive officers of the Company and its subsidiaries) during the fiscal years indicated:

                          Summary Compensation Table

                                     Annual Compensation                   Awards
                                     -------------------                   ------
                                                                         Securities
   Name and Principal                                  Other Annual      Underlying    All Other
        Position         Year Salary ($)   Bonus ($)   Compensation   Options/SARs (#) Comp. ($)
------------------------ ---- ----------   ---------   -------------  ---------------- ---------
Dennis R. Washington     1999        0/1/         0            0         2,261,084/2/          0
 Chairman, President and 1998       --           --           --            11,795/3/          0
 and Chief Executive Of-
 ficer                   1997       --           --           --            37,778/4/          0

Stephen G. Hanks         1999  322,692      200,000       21,873/5/         50,000        10,290/6/
 Executive Vice Presi-
 dent and                1998  314,039      135,000       21,362/7/         30,000        21,964
 Chief Legal Officer and
 Secretary               1997  308,077      130,000       21,304/8/         60,000        24,532

Roger J. Ludlam          1999  310,099      575,000/9/    18,249/10/       200,000        44,988/11/
 Executive Vice
 President and           1998       --           --           --                --            --
 President and Chief
 Executive               1997       --           --           --                --            --
 Officer of the Morrison
 Knudsen
 Contractors Group

Ambrose L. Schwallie     1999  203,822      284,375       10,250/12/        50,000         3,941/13/
 Executive Vice
 President and           1998       --           --           --                --            --
 President and Chief
 Executive               1997       --           --           --                --            --
 Officer of the MK Gov-
 ernment
 Services Group

Thomas H. Zarges         1999  374,616      200,000       15,012/14/        75,000        29,074/15/
 Executive Vice Presi-
 dent and                1998  294,231      150,000       14,507/16/       100,000        22,784
 President and Chief Ex-
 ecutive                 1997  268,078      150,000       14,070/17/        50,000        24,758
 Officer of the MK Engi-
 neers and
 Constructors Group

Robert A. Tinstman       1999  178,751            0            0            75,000     1,386,064/18/
 Former Chief Executive
 Officer                 1998  415,280      258,213       24,731/19/       100,000        23,093
                         1997  402,840      255,000       24,631/20/       200,000        25,340

--------
/1/ In lieu of salary, Mr. Washington was awarded an option as of April 8, 1999, to purchase 2,000,000 shares of the Company's Common Stock. The option carries an exercise price of $10.25, which was the fair market value of the stock on the date of award, and will vest in its entirety on April 8, 2002.

/2/ Includes 2,000,000 stock options awarded in lieu of cash compensation to Mr. Washington on April 8, 1999, in consideration of his election to the position of Chairman, President and Chief Executive Officer, 250,000 options awarded on March 22, 1999, granted in recognition of his involvement in the strategic development of the Westinghouse Acquisition and 11,084 options awarded as of January 1, 1999, in lieu of director's retainer fees.

/3/ These shares were granted to Mr. Washington as of January 1, 1998, in lieu of director's retainer fees for his service as a Non-Employee Director of the Company.

/4/ Consists of 12,778 options granted as of January 10, 1997, in lieu of director's retainer fees for service as a Non-Employee Director of the Company and 25,000 options granted as of January 10, 1997, under the Morrison Knudsen Corporation 1997 Stock Option and Incentive Plan for Non-Employee Directors.

/5/ Consists of disability insurance premium of $10,712, imputed income of $520 in connection with an executive term life insurance policy, and tax gross-up of $10,641 on the foregoing disability insurance premium and the value of the term life insurance premium.

/6/ Consists of $8,000 matching contributions to Mr. Hanks' 401(k) account and $2,290 for service recognition.

/7/ Consists of disability insurance premium of $10,712 and tax gross-up of $10,650 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/8/ Consists of disability insurance premium of $10,712 and tax gross-up of $10,592 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/9/ Includes annual cash bonus of $175,000 and signing bonus of $400,000 in consideration of Mr. Ludlam's agreement to accept employment with the Company.

/10/ Consists of disability insurance premium of $8,388, imputed income of $983 in connection with an executive term life insurance policy and tax gross-up of $8,878 on the foregoing disability insurance premium and the value of the term life insurance premium.

/11/ Consists of $8,000 matching contributions to Mr. Ludlam's 401(k) account and $36,988 representing Mr. Ludlam's interest in his executive life insurance policy's cash surrender value as projected on an actuarial basis attributable to the 1999 premium.

/12/ Consists of perquisite allowance of $8,000 and $2,250 for personal financial planning services.

/13/ Consists of $3,000 matching contributions to Mr. Schwallie's 401(k) account, imputed income of $661 in connection with executive life insurance, and flex credits of $280 to offset Mr. Schwallie's contribution to the medical plan of his former employer.

/14/ Consists of disability insurance premium of $7,153, imputed income of $720 in connection with an executive term life insurance policy and tax gross-up of $7,139 on the foregoing disability insurance premium and the value of the term life insurance premium.

/15/ Consists of $8,000 matching contributions to Mr. Zarges' 401(k) account and $21,074 representing Mr. Zarges' interest in his executive life insurance policy's cash surrender value as projected on an actuarial basis attributable to the 1999 premium.

/16/ Consists of disability insurance premium of $6,973 and tax gross-up of $7,534 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/17/ Consists of disability insurance premium of $6,802 and tax gross-up of $7,268 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/18/ Consists of $8,000 matching contributions to Mr. Tinstman's 401(k) account, $1,316,978 payable under the terms of Mr. Tinstman's Retirement Agreement, $928,000 of which is being paid out in 24 monthly installments of $38,700 each from May 1999 to May 2001 and $388,178 of which is being paid out in two annual installments of $194,088.67 each in 2000 and 2001 and $61,086 which had accumulated to Mr. Tinstman's benefit under the Company's Paid Time Off Plan.

/19/ Consists of disability insurance premium of $12,243 and tax gross-up of $12,488 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

/20/ Consists of disability insurance premium of $12,243 and tax gross-up of $12,388 on the foregoing disability insurance premium and the value of the term life insurance premium reported in the last column of this table.

Option Grants

  The following table summarizes pertinent information concerning individual grants of options to purchase Common Stock during fiscal year 1999, including a theoretical grant date present value for each such grant:

                     Option/SAR Grants in Last Fiscal Year

                                    Percent
                                    of Total
                       Number of    Options/
                       Securities     SARs
                       Underlying  Granted to Exercise
                        Options/   Employees  or Base    Market
                          SARs     in Fiscal   Price      Price   Expiration
        Name           Granted(#)     Year    ($/Share) ($/Share)    Date    0%($)   5%($)     10%($)
--------------------  ------------ ---------- --------  --------  ---------- ----- --------- ----------
Dennis R. Washington     11,084/1/     N/A     8.3000   10.3750   01/01/2009 22.99    95,320    206,274
                        250,000/2/     8.4     9.3750    9.3750   03/22/2009     0 1,473,972  3,735,334
                      2,000,000/3/    67.3    10.2500   10.2500   04/08/2004     0 5,663,772 12,515,455
Stephen G. Hanks         50,000/2/     1.7    10.5000   10.5000   01/20/2009     0   330,170    836,715
Roger J. Ludlam         200,000/2/     6.7    10.8125   10.8125   02/01/2009     0 1,359,985  3,446,468
Ambrose L. Schwallie     50,000/2/     1.7    10.4375   10.4375   10/05/2009     0   328,204    831,734
Thomas H. Zarges         75,000/2/     2.5    10.5000   10.5000   01/20/2009     0   495,255  1,255,072
Robert A. Tinstman       75,000/4/     2.5    10.5000   10.5000   05/02/2000     0    50,838    102,365

--------
/1/ These options were awarded to Mr. Washington as a Non-Employee Director of the Company prior to his election to the position of Chairman, President and Chief Executive Officer, pursuant to his election to receive stock options in lieu of cash in payment of his annual director's retainer fee. The options vested in four equal increments on January 29, 1999, February 28, 1999, May 31, 1999 and August 31, 1999, respectively.

/2/ Mr. Washington's options were granted on March 22, 1999, and become exercisable in four equal increments on the first four anniversaries of the date of grant. The options awarded to Messrs. Hanks and Zarges were awarded on January 20, 1999, and become exercisable on each of the first four anniversaries of the date of grant. The options granted to Messrs. Ludlam and Schwallie were awarded on February 1, 1999, and October 5, 1999, respectively, and become exercisable on each of the first four anniversaries of the date of grant. All of the options are exercisable over a period of up to ten years from the date of grant. The exercise price of the options is not less than 100% of the fair market value (as defined in the Company's Amended and Restated Stock Option Plan) of the shares on the date of grant. Shares purchased upon the exercise of the options are to be paid for in cash or, at the discretion of the Company's Board of Directors, through delivery of other shares of the Company's Common Stock with value equal to the total exercise price, through the surrender of shares of Common Stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price, or with a combination of the foregoing. The Company is entitled to require payment in cash or deduction from other compensation payable to the optionee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of the above options. At the discretion of the Board, the optionee, with the exception of Non-Employee Directors, may elect to have the Company withhold shares of Common Stock having a fair market value equal to the sums required to be withheld for the payment of taxes.

/3/ These options were awarded to Mr. Washington on April 8, 1999, in lieu of salary when he assumed the position of Chairman, President and Chief Executive Officer of the Company. The options will vest in their entirety on April 8, 2002, and will expire five years from the date of grant.

/4/ Mr. Tinstman's options were granted on January 10, 1999, and were to become exercisable in four equal increments on the first four anniversaries of the date of grant. Mr. Tinstman left the Company on February 3, 1999; therefore, none of these options are exercisable.

Aggregate Option Exercises and Fiscal Year-End Option Values

  The following table summarizes pertinent information concerning the exercise of stock options to purchase Common Stock during fiscal year 1999 by each of the Named Executives and the fiscal year-end value of unexercised options:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year End Option/SAR Values

                                              Number of Securities        Value of Unexercised,
                                             Underlying Unexercised           In-the-Money
                        Shares                   Options/SARs at             Options/SARs at
                       Acquired    Value       Fiscal Year End (#)         Fiscal Year End ($)
                      on Exercise Realized ---------------------------  -------------------------
        Name              (#)       ($)    Exercisable/Unexercisable/1/ Exercisable/Unexercisable
--------------------  ----------- -------- ---------------------------  -------------------------
Dennis R. Washington        0        --         48,157/2,262,500                22,628/0
Stephen G. Hanks           0         --           39,611/102,500                     0/0
Roger J. Ludlam            0         --                0/200,000                     0/0
Ambrose L. Schwallie       0         --                 0/50,000                     0/0
Thomas H. Zarges           0         --           50,480/175,000                     0/0
Robert A. Tinstman         0         --                127,173/0                     0/0

--------
/1/ Pursuant to the restructuring of Old MK in 1996, shares of previously awarded restricted and unrestricted stock of Old MK held by Messrs. Tinstman, Hanks and Zarges were converted to warrants exercisable to purchase Common Stock. At the time of Mr. Tinstman's termination of employment with the Company, he had 125,000 exercisable options, which shall remain exercisable through May 2, 2000, pursuant to the terms of his Retirement Agreement, and 2,173 exercisable warrants.

Pension

  Messrs. Tinstman and Hanks are entitled to pension benefits payable under the terms of group annuity contracts purchased upon the termination of the Morrison Knudsen Corporation Retirement Plan of 1970 and the Morrison Knudsen Corporation Retirement Plan of 1988 (the "1988 Retirement Plan"). These plans were terminated December 12, 1987, and October 31, 1997, respectively. Mr. Tinstman also is entitled to benefits under the terms of a supplemental retirement benefit agreement ("SRBA"). The SRBA provides Mr. Tinstman with a retirement benefit equal to the difference between (a) the retirement benefit that would be payable to him under the 1988 Retirement Plan if it were not for certain limits imposed under the Internal Revenue Code and (b) his 1988 Retirement Plan actual benefit. This SRBA benefit will not increase due to compensation paid or services rendered after December 31,1991. Assuming a five-year certain and life annuity upon normal retirement, Mr. Tinstman's total annual benefit at age 65, including his SRBA benefit, would be $37,071, and Mr. Hanks' total annual benefit at age 65 would be $7,142. For purposes of these benefits, Messrs. Tinstman and Hanks have 10 and 12 years of credited service with the Company, respectively. Under the terms of Mr. Tinstman's Retirement Agreement, he was credited with two years of additional vesting service for purposes of determining eligibility for early retirement.

  Mr. Schwallie is eligible for retirement benefits under the Westinghouse Government Services Group Pension Plan (the "WGS Plan"), the Westinghouse Savannah River Company/Bechtel Savannah River, Inc. Pension Plan (the "WSRC Plan") and the Westinghouse Government Services Group Executive Pension Plan (the "WGS Executive Pension Plan") (collectively, the "Westinghouse Pension Plans"). The following table indicates the approximate amounts of annual retirement income that would be payable at the present time to employees who participate in the Westinghouse Pension Plans:

                             Years of Service
                  ---------------------------------------
   Remuneration     15      20      25      30      35
   ------------   ------- ------- ------- ------- -------
   200,000         40,836  54,448  68,059  81,671  95,283
   225,000         45,940  61,254  76,567  91,880 107,194
   250,000         51,045  68,059  85,074 102,089 119,104
   300,000         61,254  81,671 102,089 122,507 142,925
   400,000         81,671 108,895 136,119 163,343 190,566
   450,000         91,880 122,507 153,134 183,761 214,387
   500,000        102,089 136,119 170,149 204,178 238,208
   600,000        122,507 163,343 204,178 245,014 285,850
   700,000        142,925 190,566 238,208 285,850 333,491
   800,000        163,343 217,790 272,238 326,685 381,133

  The WGS Plan and the WSRC Plan are contributory, defined benefit plans designed to provide retirement income related to an employee's salary and years of active service. All Company contributions are actuarially determined. The WGS Executive Pension Plan provides for supplemental pension payments, provided certain eligibility requirements are met. Such payments, when added to the pensions under the WGS Plan and the WSRC Plan, result in a total average pension equal to 1.47% for each year of credited service multiplied by the employee's average annual compensation as defined by the WGS Executive Pension Plan. Average annual compensation is equal to the average of the five highest annualized base salaries plus the average of the five highest annual incentive awards, each in the last ten years of employment. In the event of retirement prior to age 60, the total annual pension would be reduced by an amount equal to the reduction in the benefits payable under the WGS Plan and the WSRC Plan. In the event of a change in control of the Company, participants in the WGS Executive Pension Plan become vested and benefits may be paid on a present value or other basis.

  The amounts presented in the above table are based on straight life annuity amounts and are not subject to any reduction for Social Security benefits but may be offset by amounts payable under certain other pension plans previously sponsored by Westinghouse. As of December 3, 1999, Mr. Schwallie had 27 years of credited service under the Westinghouse Pension Plans.

Employment Agreements and Change in Control Arrangements

  Effective January 1, 1993, Old MK entered into employment agreements with Messrs. Tinstman and Hanks, to which the Company succeeded in the Merger. Effective January 1, 1994, Old MK entered into a similar employment agreement with Mr. Zarges, to which the Company also succeeded in the Merger. The agreements were for initial five-year terms (January 1, 1993, through December 31, 1997, for Messrs. Tinstman and Hanks and January 1, 1994, through December 31, 1998, for Mr. Zarges) with automatic continuing year-long extensions after the end of the initial term.

  Mr. Tinstman's decision to retire from the position of President and Chief Executive Officer of the Company as of February 3, 1999, effectively terminated his employment agreement. Mr. Tinstman continued to provide services to the Company in a consulting capacity for a period of three months, during which time he received a salary at the rate in effect on February 3, 1999, and received benefits as an employee of the Company. In recognition of his services to the Company, the Company is paying Mr. Tinstman compensation for a period of 24 months beginning at the end of the three-month consulting period. This additional compensation is equal to the base salary at the rate in effect on February 3, 1999, the average annual bonus amount paid for the Company's three fiscal years immediately preceding Mr. Tinstman's retirement date and continued participation in benefit plans.

  On January 20, 1999, the Board of Directors approved the restructuring of the employment arrangements of Messrs. Hanks and Zarges to make them "at will" employees and to allow their written agreements to expire at the end of March 2000.


  Pursuant to the terms of their written employment agreements, Messrs. Hanks and Zarges each are entitled to receive a minimum annual base salary of $250,000 and to participate in the Company's annual bonus plan applicable to their corporate or operating group position. They are also entitled to participate in (i) the Key Executive Life Insurance Plan (which provides pre-retirement life insurance of three times base salary, inclusive of the Company's group plan, and which provides post-retirement life insurance of one times base salary), (ii) the Key Executive Disability Insurance Plan (which provides a disability benefit of 60% of base salary and annual bonus, inclusive of all Company and government programs) and (iii) all other health and welfare benefits generally available to executive officers of the Company.

  Under the employment agreements, Messrs. Hanks and Zarges are also entitled to receive a severance benefit equal to twice their base compensation (which includes such items as base salary in effect immediately preceding the termination of employment, bonuses and participation in health and retirement programs) if their employment is terminated for a reason other than death, disability, cause, voluntary resignation under circumstances not constituting constructive termination or the expiration of their employment agreements. Under such circumstances, the Company will fully vest unvested stock options and restricted stock awards granted before 1997 and fully vest and immediately pay any accrued cash awards and bonuses. If any payments due under the employment agreements will result in liability to Messrs. Hanks and Zarges for an excise tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to pay to them an amount which (after deducting any federal, state and local income taxes payable with respect to such amount) is sufficient to fully satisfy such tax.

  On January 10, 1997, January 14, 1998, January 20, 1999 and January 31, 2000, the employment agreements of Messrs. Hanks and Zarges were amended to provide that in the event they are terminated for any reason, no portion of the stock options that were granted to them on such dates and that are unvested as of the date of such termination would be exercisable.

Certain Relationships and Related Transactions

  Washington Corporations ("WC"), which is owned by Dennis R. Washington, has historically provided various administrative support services to the Company and its subsidiaries pursuant to certain intercompany agreements. During fiscal year 1999, the Company paid $498,200 to WC for administrative and support services. Such services were discontinued on April 8, 1999. In addition, during fiscal year 1999, the Company paid WC $226,572 for an office lease and support services related to the Morrison Knudsen Contractors Group Northwest Area Office in Missoula, Montana.

  The Company regularly leases corporate jets from WC and occasionally pays for additional transportation services from WC for use by the Company's directors and officers in connection with Company business, Board Meetings and acquisitions. During fiscal year 1999, the Company paid to WC $4,402,250 for all such services and related travel expenses.

  Equipco, Inc. ("Equipco"), a wholly owned subsidiary of WC, provides repair services for equipment owned by the Company. Services are provided at cost and no warranty is made on work performed. The Company pays a proportionate share of Equipco's fixed costs in return for Equipco maintaining its repair facility conveniently located and readily available to the Company. During fiscal year 1999, services provided by Equipco to the Company totaled $616,000.

  Industrial Constructors Corp. ("ICC"), a wholly owned subsidiary of the Company, and Envirocon, Inc. ("Envirocon"), a separate corporation owned by Mr. Washington, formed a 50-50% joint venture to provide environmental remediation services at a mine in Cobalt, Idaho, which work is substantially complete. During fiscal year 1999, the joint venture earned revenue totaling $420,000.

  The Company, as the pit mine operator at the Pipestone Mine Project in Montana, sells ballast to Montana Rail Line, Inc. ("MRL"), a corporation owned by Mr. Washington. During fiscal year 1999, the Company realized revenues totaling $1,328,000 from ballast sales to MRL.

  Terry W. Payne is Chairman and owner of Terry Payne & Co., Inc. ("TPC"), which provides insurance and bonding brokerage services to the Company and its subsidiaries. In January 1998, the Board of Directors of the Company approved a Professional Services Agreement for insurance brokering services supplied by TPC to the Company effective January 1, 1998, and expiring December 31, 2000, with automatic renewal annually for 12-month terms thereafter, unless canceled by either party prior to the annual date. Pursuant to the agreement, TPC receives an annual fixed fee of $1,150,000 to be paid in equal quarterly installments with all commissions earned on policies purchased for the Company to be credited 100% against the fee. Should surety commissions exceed $250,000 in any given calendar year, then TPC shall credit only 50% of all surety commissions above $250,000 for the remainder of the year. In 1999, the Board of Directors of the Company approved an amendment to the agreement to increase the annual fixed fee payable to TPC to $1,250,000 per calendar year, effective as of January 1, 1999.

  Also, see "Compensation Committee Interlocks and Insider Participation" in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act and the rules thereunder require the Company's officers and directors and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership with, among others, the SEC and to furnish the Company with copies.

  Based on the Company's review of copies of such forms or written representations from certain reporting persons, the Company believes that, during fiscal year 1999, all directors, executive officers and beneficial owners of greater than 10% of the outstanding Common Stock complied with the filing requirements applicable to them.

Security Ownership of Certain Persons

  The following table shows as of January 31, 2000, the persons (as the term is used in Section 13(d)(3) of the Exchange Act) known to the Company to beneficially own more than 5% of the Common Stock and the shares of Common Stock beneficially owned by all directors of the Company and nominees, the Named Executives and all current directors and executive officers of the Company as a group:

                                              Common Stock
                          ----------------------------------------------------
                           Amount and Nature
                             of  Beneficial      Right to Acquire
    Name and Address         Ownership as of     within 60 days of  Percent of
 of Beneficial Owner/1/    January 31, 2000/2/  January 31, 2000/3/  Class/4/
 ----------------------   -------------------- -------------------- ----------
Five Percent Owners:
Dennis R. Washington           20,326,542/5/          116,907         38.74
 c/o Washington
  Corporations
 101 International Way
 Missoula, Montana 59802
Royce & Associates, Inc.        2,840,7006                  0          5.43
 Royce Management Company
 1414 Avenue of the
  Americas
 New York, NY 10019
Directors and Nominees:
David H. Batchelder               136,464             126,464            *
Leonard R. Judd                    74,574              69,574            *
Robert S. Miller, Jr.              52,304              52,304            *
Dorn Parkinson                    199,978/7/          194,978            *
Terry W. Payne                     90,824              70,824            *
John D. Roach                      54,978              44,978            *
Dennis R. Washington           20,326,542/5/          116,907         38.74
Thomas H. Zarges                  106,730             106,730            *
Named Executives:
Stephen G. Hanks                   74,611              74,611            *
Roger J. Ludlam                    50,000                   0            *
Ambrose L. Schwallie                    0                   0            *
Robert A. Tinstman                127,173             127,173            *
Dennis R. Washington           20,326,542/5/          116,907         38.74
Thomas H. Zarges                  106,730             106,730            *
All Directors and
 Executive Officers as a
 Group:
 (16 persons)*                 21,278,405/8/        1,008,620         39.88

--------
*Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.
/1/ Except as otherwise indicated, the mailing address of each person shown is c/o Morrison Knudsen Corporation, Morrison Knudsen Plaza, 720 Park Boulevard, Boise, Idaho 83712.
/2/ For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities, and a person is considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days of January 31, 2000. Unless otherwise noted, the beneficial owners have sole voting and dispositive power over their shares listed in this column.
/3/ Indicates shares included in the amounts shown to be beneficially owned as of January 31, 2000, by reason of a right to acquire beneficial ownership thereof within 60 days of January 31, 2000.
/4/ The percentages shown are calculated based upon the number of shares of the Company's Common Stock shown in the second column of this table, which includes shares that the stockholder has the right to acquire beneficial ownership of within 60 days of January 31, 2000.
/5/ Such shares include 828,000 shares held by D.W. Holdings, Inc., which is wholly owned by Mr. Washington and as to which Mr. Washington may be deemed to be the beneficial owner, and exclude 77,838 shares held by Mr. Washington's wife as to which Mr. Washington disclaims beneficial ownership.
/6/ Based on Schedule 13G dated February 9, 2000, as filed with the SEC by Royce & Associates, Inc. ("Royce"), Royce Management Company ("RMC") and Charles M. Royce ("Mr. Royce") as a group. Royce has sole voting and dispositive power as to 2,718,100 shares, RMC has sole voting and dispositive power as to 122,600 shares and Mr. Royce may be deemed to beneficially own the shares beneficially owned by Royce and RMC. Mr. Royce disclaims beneficial ownership of such shares.
/7/ Such shares include 5,000 shares held in joint tenancy with Mr. Parkinson's wife as to which Mr. Parkinson shares voting and dispositive power and exclude 5,000 shares held by Mr. Parkinson's wife as to which Mr. Parkinson disclaims beneficial ownership.
/8/ Such shares include 10,000 shares held in joint tenancy by an officer with his wife as to which such officer shares voting and dispositive power.

2. RATIFICATION OF THE APPOINTMENT OF AUDITORS.

  The Board of Directors, upon recommendation of the Audit Committee of the Company, has appointed PricewaterhouseCoopers LLP ("PwC") as auditors to make an examination of the consolidated financial statements of the Company and its subsidiary corporations for the fiscal year ending December 1, 2000. PwC served as the Company's independent auditors for the fiscal year ended December 3, 1999. A proposal that the appointment of PwC be ratified will be submitted to stockholders at the meeting, and the Board of Directors recommends ratification of the appointment. Representatives of PwC will be present at the Annual Meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

  The Audit Committee of the Company's Board of Directors has approved a policy which states that the Company's principal independent accountants may be engaged to perform any service normally provided by accounting firms to publicly held clients, provided that management is satisfied that the independence requirements of the American Institute of Certified Public Accountants and the SEC have been met. The Audit Committee, after reviewing compliance with this policy, has approved all services rendered.

       The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP

       STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS

  In order for any proposal submitted by a stockholder for action at the Company's 2001 annual meeting of stockholders to be considered for inclusion in the Company's 2001 Proxy Statement, such proposal must be in writing and received by the Secretary of the Company on or before November 11, 2000.

                            SOLICITATION OF PROXIES

  Proxies are being solicited from the Company's stockholders on behalf of the Board of Directors. The cost of such solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, facsimile or telegram. Such directors will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith. The Board of Directors intends to utilize the services of Georgeson Shareholder Communications Inc. of New York, New York, an investor relations, counseling and proxy solicitation firm, in connection with this solicitation of proxies. Although the exact cost of those services is not known at this time, it is anticipated that the cost will be approximately $9,000.

Dated: March 10, 2000                     BY ORDER OF THE BOARD OF DIRECTORS
                                          Morrison Knudsen Corporation
                                          Stephen G. Hanks
                                          Executive Vice President, Chief
                                          Legal Officer
                                          and Secretary

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       OF MORRISON KNUDSEN CORPORATION




     The undersigned hereby constitutes and appoints Dennis R. Washington, Anthony S. Cleberg and Stephen G. Hanks, or any one of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of stock designated as "Common Stock" on the reverse side of this proxy card and which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Morrison Knudsen Corporation (the "Company") to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard, Boise, Idaho, on Friday, April 14, 2000, at 10:00 a.m., local time, and at any and all postponements or adjournments thereof, for the election of the nominees listed on the reverse side of this proxy card, or their respective substitutes, as directors and for the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors; and on any other matters properly brought before the meeting or any postponements or adjournments thereof; and as to such other matters the undersigned hereby confers discretionary authority, with all the powers which the undersigned would possess if personally present. The shares designated on the reverse side of this proxy card and represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly-executed and dated proxy is returned, such shares will be voted FOR each nominee listed in Item 1 and FOR Item 2 at the meeting.

     Whether or not you expect to attend the meeting, you are urged to date, execute and return this proxy, which may be revoked at any time prior to its use. All votes received by Norwest Bank Minnesota, N.A., will be kept confidential.


                 (Continued and to be signed on reverse side)

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Morrison Knudsen Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.




                              Please detach here


               THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

1. The election of eight directors duly nominated to terms to expire at the annual meeting of stockholders in 2001:

    01 David H. Batchelder    04 Dorn Parkinson  06 John D. Roach         [_] Vote FOR            [_] Vote WITHHELD
    02 Leonard R. Judd        05 Terry W. Payne  07 Dennis R. Washington      all nominees            for all nominees
    03 Robert S. Miller, Jr.                     08 Thomas H. Zarges          (except as marked)

    (Instructions: To withhold authority for any indicated nominee,       [__________________________________________]
     write the number(s) of the nominee(s) in the box provided to the right.)

2.  Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors
    of the Company for the fiscal year ending December 1, 2000.               [_]  For     [_]  Against     [_]  Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box [_] Indicate Changes Below:  Date:_____________________

                                                      [________________________]

                                                      Signature(s) in Box

                                                      Please sign your name as
                                                      it appears printed hereon.
                                                      Executors, administrators,
                                                      guardians, officers of
                                                      corporations and others
                                                      signing in a fiduciary
                                                      capacity should sign their
                                                      full title as such. Each
                                                      joint tenant should sign.